EXHIBIT 10.8

FORM OF

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CHANGE OF CONTROL POLICY FOR EXECUTIVE OFFICERS

ADOPTED: [●], 2016

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CHANGE OF CONTROL POLICY FOR EXECUTIVE OFFICERS

1. Definitions

For purposes of the Change of Control Policy for Executive Officers, the following terms are defined as set forth below (unless the context clearly indicates otherwise):

Administrator	The third-party accounting, actuarial, consulting or similar firm which shall be retained by the Company prior to a Change of Control to administer this Policy following a Change of Control.

Annual Base Salary	The Participant’s base salary as in effect as of the date of a Change of Control.

Board	The Board of Managers of MGM Growth Properties OP GP LLC, a Delaware limited liability company, which is the general partner of the Company.

Change of Control	“Change of Control” means, with respect to (x) MGP or (y) provided that it directly or indirectly controls, is controlled by or is under common control with MGP at the relevant time, MGM (each of (x) and (y), a “Referenced Entity”), the first to occur of:

(1) the date that a reorganization, merger, consolidation, recapitalization, or similar transaction (other than a spinoff, exchange offer or similar transaction to or with the applicable Referenced Entity’s public shareholders) is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Corporation immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Corporation and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;

(2) the date that a majority of members of the Referenced Entity’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Referenced Entity’s Board before the date of the appointment or election; provided that no individual shall be considered to be so endorsed if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Referenced Entity’s Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(3) the date that any one person, or persons acting as a group, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Referenced Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Referenced Entity; or

(4) the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Referenced Entity that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Referenced Entity immediately before such acquisition or acquisitions.

For the avoidance of doubt, there can only be one Change of Control for purposes of the Policy.

Code	The Internal Revenue Code of 1986, as amended from time to time.

Company	MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, or any successor thereto.

Current Employment Agreement	The Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination, if any.

Date of Termination	If the Participant’s employment is terminated by:

(i) the Employer with Employer’s Good Cause or by the Participant for Participant’s Good Cause, the Date of Termination shall be the date on which the Participant or the Employer, as the case may be, receives the Notice of Termination (as described in Section 3.2(b)) or any later date specified therein, as the case may be.

(ii) the Employer without Employer’s Good Cause or by the Participant without Participant’s Good Cause, the Date of Termination shall be the date on which the Employer or the Participant, as applicable, notifies the other party of such termination.

Notwithstanding the above, in the event that the Participant’s employment is terminated within six months prior to a Change of Control under circumstances entitling the Participant to the benefits described in Section 3 hereof were such termination of employment within the period commencing on the Change of Control and ending on the one-year anniversary thereof, the Participant’s Date of Termination for purposes of Section 3 hereof shall be the date of the Change of Control.

Effective Date	[●], 2016.

Employer	As applicable, the Company, the Subsidiaries, any Parent and any affiliated companies.

Employer’s Good Cause	As defined in Section 3.2(a).

Excise Tax	The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

Executive Officer	Any executive officer of the Company.

MGM	MGM Resorts International, a Delaware corporation, and any successor entity.

MGP	MGM Growth Properties LLC, a Delaware limited liability company, and any successor entity.

Net After-Tax Benefit	The present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Participant’s Payments less any Federal, state, and local income taxes and any Excise Tax payable on such amount.

Parent	A parent corporation as defined in Section 424(e) of the Code.

Participant	An Executive Officer who meets the eligibility requirements of Section 2.1.

Participant’s Good Cause	As defined in Section 3.2(a).

Payment	Any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Policy or otherwise.

Policy	This MGM Growth Properties Operating Partnership LP Change of Control Policy for Executive Officers.

Separation Benefits	The amounts and benefits payable or required to be provided in accordance with Section 3.3 of this Policy.

Subsidiary	A subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, direct or indirect, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Target Bonus	The annual target bonus award for which a Participant is eligible under the Company’s Annual Performance-Based Incentive Plan for Executive Officers, or any successor plan, as in effect as of the date of a Change of Control (or, if greater, as of the Date of Termination).

2. Eligibility

2.1. Participation. Each Executive Officer set forth on Schedule A hereto shall be a Participant subject to the Policy effective as of the Effective Date and each other employee added to Schedule A by the Board from time to time shall become a Participant subject to the Policy effective as of the date of such Board action.

2.2. Duration of Participation. A Participant shall cease to be a Participant subject to the Policy if (i) the Participant terminates employment with the Employer under circumstances not entitling him or her to Separation Benefits or (ii) the Board determines that Participant shall cease to be subject to the Policy prior to the occurrence of a Change of Control, provided that no Executive Officer may be so removed from Policy participation subsequent to or in connection with a Change of Control that actually occurs. In the event that a Participant is removed from the Policy pursuant to the preceding sentence, the Company shall, effective as of the date of such removal, amend the terms of any equity award or other agreement between the Company and such Participant, to the minimum extent necessary, to avoid the imposition of any additional taxes and/or penalties under Section 409A of the Code on such Participant as a result of such removal. Additionally, in the event that a Participant was removed from Policy participation in the six months prior to a Change of Control, such Participant will be deemed retroactively eligible to participate in the Policy. Furthermore, a Participant who is entitled to receive benefits under the Policy shall remain a Participant subject to the Policy until the amounts and benefits payable pursuant to the Policy have been paid or provided to the Participant in full.

3. Separation Benefits

3.1. Right to Separation Benefits. A Participant shall be entitled to receive from the Employer the Separation Benefits as provided in Section 3.3, if a Change of Control occurs and the Participant’s employment with the Employer is terminated under circumstances specified in Section 3.2(a) during the period commencing on the date that is six months prior to such Change of Control and ending on the first anniversary of such Change of Control. Termination of employment shall have the same meaning as “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

3.2. Termination of Employment.

(a)	Terminations which give rise to Separation Benefits under this Policy. The circumstances specified in this Section 3.2(a) are any termination of employment with the Employer by action of the Employer without Employer’s Good Cause (and not by reason of Participant’s death or disability) or by a Participant with Participant’s Good Cause.

(x) For purposes of this Policy, “Employer’s Good Cause” shall have the following meaning, regardless of the definition given such term in any Current Employment Agreement:

(i)	Participant’s failure to reasonably abide by Employer’s policies and procedures, misconduct, insubordination, failure to perform the duties required of Participant up to reasonable standards established by the Employer’s senior management, or material breach of Participant’s Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;

(ii)	Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which the Employer or any regulatory authority which has jurisdiction over the Employer requests or requires that the Participant obtain;

(iii)	The Employer is directed by any governmental authority in Nevada, New Jersey, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which the Employer is engaged in a gaming business or where the Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant; or

(iv)	Any of the Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by the Employer or as a result of the Participant’s actions.

(y) For purposes of this Policy, “Participant’s Good Cause” shall have the following meaning, regardless of the definition given such term in any Current Employment Agreement:

(i)	The failure of Employer to pay Participant any compensation when due; or

(ii)	A material reduction in the scope of duties or responsibilities of Participant or any reduction in Participant’s salary or Target Bonus.

Within ten (10) days following the first occurrence of circumstances constituting Participant’s Good Cause, the Participant shall give the Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, the Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare (to the Participant in writing) that the Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit A hereto.

(b)

Notice of Termination. Any termination of employment initiated by the Employer for Employer’s Good Cause, or by the Participant for Employee’s Good Cause, shall be communicated by a Notice of Termination to the other party. For purposes of this Policy, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Policy relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. The failure by the Participant or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Employer’s Good Cause or Employee’s Good Cause shall not waive any right of the Employer or the Participant, respectively, hereunder or preclude the Employer or the Participant, respectively, from asserting such fact or circumstance in enforcing the Employer’s or the Participant’s rights hereunder.

3.3. Separation Benefits.

(a)	If a Participant’s employment is terminated under the circumstances set forth in Section 3.2(a) entitling the Participant to Separation Benefits:

(i)	The Employer shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination, or on such earlier date as required by applicable law, the sum of (i) the Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any bonus attributable to the Company’s most recently completed fiscal year to the extent not previously paid, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid.

(ii)	In addition, if the Participant executes the general release of claims described in Section 3.5 within 21 days following the Date of Termination, then, contingent upon the expiration of any revocation period provided in such release and subject to Section 7.6, within 30 days following the Date of Termination, the Participant shall become entitled to the following benefits (the “Separation Benefits”):

(1) The Employer shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination, an amount (“Separation Pay”) equal to the product of (A) two and (B) the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Bonus; provided, however, that the Separation Pay amount pursuant to this clause (b) shall not exceed $4,000,000 per Participant (or, in the case of a Participant who served as the Chief Executive Officer of the Company at any point within the six (6) months prior to the Change of Control (not taking into account any change in title that would qualify as Employee’s Good Cause), $10,000,000).

(2) The Employer also shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination, an amount (“Benefits Pay”) equal in value to 24 months of continued health and other insurance benefits provided by the Employer to the Participant immediately prior to the Change of Control (or, if greater, as of the Date of Termination).

(b)

If a Participant’s employment is terminated under the circumstances set forth in Section 3.2(a) entitling the Participant to Separation Benefits and such termination of employment occurs prior to the occurrence of a Change of Control, the Participant’s benefits under this Policy as described in this Section 3.3 shall commence upon the occurrence of the Change of Control (or such later date as may be required pursuant to

Section 409A of the Code) and (i) shall be reduced by any severance compensation or benefits the Participant was entitled to and received as a result of such termination of employment prior to the Change of Control under any other agreement between the Participant and the Company or any other Company plan or policy, and (ii) shall replace and supersede any severance compensation or benefits the Participant would otherwise receive pursuant to such other agreement, plan or policy following the date of the Change of Control.

3.4. Excise Tax. Unless otherwise provided in a Current Employment Agreement, notwithstanding anything in this Policy to the contrary, in the event it shall be determined that any Payment would be subject to the Excise Tax, and if the Participant’s Net After-Tax Benefit would be greater if the amount of the Payments was one dollar less than the smallest amount that would give rise to any Excise Tax (the “Reduced Amount”), then the amount of the Payments will be reduced to the Reduced Amount. The Company and its affiliates shall bear no responsibility for any Excise Tax payable on any Reduced Amount pursuant to a subsequent claim by the Internal Revenue Service or otherwise. For purposes of determining the Reduced Amount under this Section 3.4, amounts otherwise payable to the Participant shall be reduced such that the reduction of compensation to be provided to the Participant as a result of this Section 3.4 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 3.4, including whether a Reduced Amount or a Net After-Tax Benefit is payable, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company and approved by the Participant (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company, its Affiliates and the Participant.

3.5. Payment Obligations Absolute. Upon a Change of Control and termination of employment under the circumstances described in Section 3.2(a), subject to Participant’s execution of a general release, the obligations of the Employer to pay or provide the Separation Benefits described in Section 3.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Policy, nor shall the amount of any payment or value of any benefits hereunder be reduced by any compensation or benefits earned by a Participant as a result of employment by another employer.

3.6. General Release of Claims; Compliance With Restrictive Covenants. Upon a Change of Control and termination of employment under the circumstances described in Section 3.2(a), the obligations of the Employer to pay or provide the Separation Benefits described in Section 3.3 are contingent on:

(a)	the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) agreement to execute a general release in the form and substance to be provided by Employer, releasing the Employer, its affiliated companies and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have against any one or more of them as of the date of the release, regarding his/her employment or the termination of that employment; and

(b)	the Participant’s continued compliance with any restrictive covenants (including, without limitation, noncompetition, nonsolicitation, nondisclosure, intellectual property assignment and confidentiality covenants), whether set forth in the Current Employment Agreement or elsewhere, that are binding on the Participant following termination of the Participant’s employment with the Employer (or, if no such restrictive covenants are otherwise in effect, as may be set forth in the release described in clause (a) above consistent with the restrictive covenants set forth in the Current Employment Agreements of other Participants), and in the event that a Participant breaches any such restrictive covenant, the Participant shall have no further right to Separation Benefits pursuant to this Policy, and any Separation Benefits previously provided to the Participant shall be subject to clawback by the Employer.

3.7. Non-Exclusivity of Rights; Non-Duplication of Benefits. Nothing in this Policy shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Employer; provided, however, that in the event the Participant becomes eligible for Severance Benefits hereunder, the Participant shall cease to be eligible for severance or termination benefits under any Current Employment Agreement or any other contract or agreement with the Employer that might otherwise apply.

4. Treatment of Equity Awards. In the event that a Participant holds any equity award (whether issued pursuant to the MGM Growth Properties LLC 2016 Omnibus Incentive Plan or otherwise) at the time of a Change of Control, such award shall be eligible to accelerate and vest as and to the extent provided in the applicable plan and/or award agreement governing the terms of such award.

5. Successor to Company

5.1. This Policy shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company or its Subsidiaries would be obligated under this Policy if no succession had taken place.

5.2. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s or its Subsidiaries’ obligations under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Policy, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Policy.

6. Duration, Amendment and Termination

6.1. Duration. This Policy shall remain in effect until terminated as provided in Section 6.2. Notwithstanding the foregoing, if a Change of Control occurs, this Policy shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

6.2. Amendment and Termination. The Policy may be terminated or amended in any respect by resolution adopted by the Board prior to the occurrence of a Change of Control. However, after the Board has knowledge of a possible transaction or event that if consummated would constitute a Change of Control, this Policy may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Board has determined that all transactions or events that, if consummated, would constitute a Change of Control have been abandoned and will not be consummated, and, provided that, the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change of Control. If a Change of Control occurs, the Policy shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants, and no Participant shall be removed from Policy participation.

7. Miscellaneous

7.1. Legal Fees. The Employer agrees to pay, to the full extent permitted by law, all reasonable legal fees and expenses which the Participant may reasonably incur as a result of any contest by the Employer, the Participant or others of the validity or enforceability of, or liability under, any provision of this Policy or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Policy); provided that the Employer shall have no obligation under this Section 7.1 to the extent the resolution of any such contest includes a finding denying, in total, the Participant’s claims in such contest. Such fees and expenses shall be paid within thirty (30) days following an invoice from the Participant to the Company following the initial resolution of any contest.

7.2. Employment Status. This Policy does not constitute a contract of employment or impose on the Participant, the Company or the Participant’s Employer any obligation to retain the Participant as an employee or to change the Employer’s policies regarding termination of employment.

7.3. Tax Withholding. The Employer may withhold from any amounts payable under this Policy such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4. Validity and Severability. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5. Governing Law. The validity, interpretation, construction and performance of the Policy shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law.

7.6. Section 409A of the Code. Notwithstanding anything herein to the contrary:

(a)	The Policy shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Policy shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Policy may be amended at any time, without the consent of any Participant, to avoid the application of Section 409A of the Code in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Employer shall not be under any obligation to make any such amendment. Nothing in the Policy shall provide a basis for any person to take action against the Employer based on matters covered by Section 409A of the Code, including the tax treatment of any award made under the Policy, and the Employer shall not under any circumstances have any liability to any Participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Policy, including taxes, penalties or interest imposed under Section 409A of the Code.

(b)	To the extent that any payment or benefit pursuant to this Policy constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a separation from service (as defined under Section 409A of the Code, then, if on the date of the Participant’s separation from service, the Participant is a specified employee (as defined under Section 409A of the Code), then to the minimum extent required for the Participant not to incur additional taxes pursuant to Section 409A of the Code, no such 409A Payment shall be made to the Participant sooner than the earlier of (i) six (6) months after the Participant’s separation from service; or (ii) the date of the Participant’s death, at which time all such delayed payments shall be paid in lump sum without interest.

(c)	No 409A Payment payable under this Policy shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Policy and consistent with Section 409A. If under this Policy, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Moreover, if the Company determines in good faith that any provision of this Policy has the effect of impermissibly delaying or accelerating any payment schedule initially set forth in any applicable employment agreement or equity award, the applicable provision (or part thereof) of this Policy shall be disregarded and have no force or effect and the payment schedule shall be governed by the applicable provision of the applicable employment agreement or equity award agreement.

7.7. Claim Procedure. If a Participant makes a written request alleging a right to receive Separation Benefits under the Policy or alleging a right to receive an adjustment in benefits being paid under the Policy, the Company shall treat it as a claim for benefits. All claims for

Separation Benefits under the Policy shall be sent to the General Counsel of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive Separation Benefits under the Policy is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed and provides the Participant with notice, during the initial 90-day period, of the circumstances requiring the extension of time and the length of the extension. The notice shall make specific reference to the pertinent Policy provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Administrator a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Administrator shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Administrator. The Administrator will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Administrator determines additional time, not exceeding 60 days, is needed, and so notifies the Participant during the initial 60-day period. The Board may revise the foregoing procedures as it determines necessary to comply with changes in the applicable U.S. Department of Labor regulations.

7.8. Unfunded Status. This Policy is intended to be an unfunded plan and to qualify as a severance pay plan within the meaning of Department of Labor regulations Section 2510.3-2(b). All payments pursuant to the Policy shall be made from the general funds of the Employer and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Employer as a result of being subject to the Policy. Notwithstanding the foregoing, the Board may authorize the creation of trusts or other arrangements to assist in accumulating funds to meet the obligations created under the Policy; provided, however, that, unless the Board otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Policy.

7.9. Reliance on Adoption of Policy. Subject to Section 6.2, each person who shall become a Participant shall be deemed to have served and continue to serve in such capacity in reliance upon the Change on Control provisions contained in this Policy.

SCHEDULE A

1. James Stewart

2. Andrew Chien

EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Policy, and accordingly, this Exhibit A shall be considered a part of the Policy.

1.	Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Policy or the breach hereof including without limitation any claim involving the interpretation or application of the Policy, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against the Company, any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Policy.

2.	Claims Subject to Arbitration: This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.	Non-Waiver of Substantive Rights: This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By accepting benefits under the Policy, the Participant shall be deemed to have voluntarily agreed to arbitrate his or her claims covered by this Exhibit A.

4.	Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s designated legal counsel for purposes of arbitration. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.	Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:

a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.	The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.	The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.	The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.	The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.	Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.	In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.	Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.	The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.	The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of the Policy.

11.	Capitalized terms not defined in this Exhibit A shall have the same definition as in the Policy to which this is Exhibit A.

12.	If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF POLICY TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by accepting benefits under the Policy and thereby agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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